March 24, 1998


ShoLodge, Inc.
130 Maple Drive North
Hendersonville, Tennessee 37075

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q/A to the Securities and Exchange Commission for the quarter ended April 20, 1997, of the facts relating to the write-off of pre-opening costs. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q/A is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of ShoLodge, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 1996. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q/A, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of ShoLodge, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 29, 1996.

Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Nashville, Tennessee